Exhibit 99.1

                       ESI Announces Third Quarter Fiscal
         2007 Results with 17% Increase in Orders and $50 Million Share
                               Repurchase Program



    PORTLAND, Ore.--(BUSINESS WIRE)--April 10, 2007--Electro Scientific Industries, Inc. (NASDAQ: ESIO), a leading provider of world-class photonic and laser micro-engineering systems, today announced results for its fiscal 2007 third quarter ended March 3, 2007.

    Third quarter sales were $59.4 million, approximately flat compared to the second quarter results of $59.3 million and up 6% compared to prior year third quarter sales of $55.9 million. Operating income for the quarter was $4.0 million compared to $3.6 million in the second quarter and $4.9 million in the third quarter of fiscal 2006. Net income for the quarter was $5.6 million, or $0.19 per diluted share, compared with second quarter net income of $3.8 million, or $0.13 per diluted share, and $10.4 million, or $0.35 per diluted share in the third quarter of fiscal 2006. Included in the third quarter 2007 operating results was $0.7 million of stock-based compensation expense, down from $0.9 million in the second quarter.

    Orders for the third quarter were $73.0 million, an increase of 17% compared with $62.4 million in the second quarter and an increase of 38% compared with $53.0 million in the third quarter of fiscal
2006.

    Backlog of $55 million at the end of the third quarter was up from $42 million at the end of the prior quarter as a result of strong order growth.

    "We continue to see strong fundamental market conditions that drove demand for our products during the third quarter," ESI's CEO Nick Konidaris said. "In addition, our investment in research and development has expanded our product portfolio with new tools. The strength of the market, coupled with the execution of our development strategy, resulted in the continuation of ESI's string of consecutive order growth on a two quarter average. Sequentially, orders for Q3 grew 17% from Q2, driven by a strong increase in demand for memory repair systems from several of our key customers in Asia and Europe."

    Gross margin of 42% increased from 41% reported in the second quarter.

    Konidaris added, "As the sales mix moves to include more of our new products, we expect gross margins to improve. Additionally, we expect that favorable shifts in sales mix between product groups will also contribute to gross margin improvement."

    Operating expenses were $21.0 million, up $0.4 million from $20.6 million in the prior quarter. Excluding the benefit of a $1.0 million insurance recovery in the second quarter, net operating expenses were down $0.6 million from the prior quarter.

    Interest and other income of $2.7 million was up from $2.3 million in the second quarter due to higher average investment returns as well as interest received on a property tax refund.

    Cash and investments were $226 million, up $8 million from the end of the second quarter. The increase in cash was primarily generated from operating activities.

    Accounts receivable for the quarter were $54 million, up 1% compared to prior quarter.

    Inventories of $76 million increased $4 million from the prior quarter. The increase was primarily due to mid-quarter sales mix changes and the ramp in inventory for new product releases in both the semiconductor and component segments.

    During the third quarter, we recorded an immaterial revision to our first quarter results which decreased previously reported net income by approximately $0.6 million or $0.02 per diluted share. This revision is reflected in our results of operations for the nine months ended March 3, 2007.

    On March 9, 2007, the Board of Directors authorized a stock repurchase program which will purchase up to $50 million of ESI's Common Stock. ESI expects that such repurchases will be effected pursuant to a plan in conformity with Rule 10b5-1 over the next nine months. The share purchases will be made in either open market or private transactions. The size and timing of these purchases will depend on price, market, business conditions, and other factors.

    Konidaris continued, "While our industry is characterized by fluctuations in order timing, we expect that our customers will continue their DRAM expansion plans in the near-term. In addition, we expect our components business to improve from third quarter levels. Given existing backlog and order expectations, we believe fourth quarter shipments and revenue will be in the range of $60 million to $70 million. We expect the gross margin percentage in the fourth quarter to increase to the mid-40s percent range. Operating expenses are expected to be up slightly compared to prior quarter. Included in the gross margin and operating expense guidance is expected pre-tax stock compensation expense of approximately $0.8 million. We believe net interest and other income in the fourth quarter will be approximately $2.5 million. And lastly, we expect the tax rate for the fourth quarter to be approximately 31%."

    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.

    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants) with conference ID number 2390216. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through April 17, 2007, using conference ID number 2390216, at 800-642-1687 (domestic participants) or 706-645-9291
(international participants). The audio replay will also be available on the ESI website.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, stock compensation expense, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry -- which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

    About ESI, Inc.

    ESI is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company's industry-leading, application-specific products enhance electronic-device performance in three key sectors -- semiconductors, components and electronic interconnect -- by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.



                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:                Three Months        Nine Months
                                      Ended               Ended
                                ------------------ -------------------
                                Mar. 3,  Feb. 25,  Mar. 3,   Feb. 25,
                                  2007     2006      2007      2006
                                -------- --------- --------- ---------

Net sales                       $59,411   $55,937  $179,080  $149,088
Cost of sales                    34,456    31,040   103,586    83,376
                                -------- --------- --------- ---------
Gross profit                     24,955    24,897    75,494    65,712
Operating expenses:
 Selling, service and
  administration                 11,882    11,287    35,956    33,729
 Research, development and
  engineering                     9,122     8,708    28,043    24,520
 Insurance recoveries                 -         -    (2,287)        -
                                -------- --------- --------- ---------
 Total operating expenses        21,004    19,995    61,712    58,249
                                -------- --------- --------- ---------
Operating income                  3,951     4,902    13,782     7,463
Interest and other income, net    2,695     1,799     7,785     5,310
                                -------- --------- --------- ---------
Income before income taxes        6,646     6,701    21,567    12,773
Provision for (benefit from)
 income taxes                     1,012    (3,656)    5,942    (2,119)
                                -------- --------- --------- ---------
 Net income                      $5,634   $10,357   $15,625   $14,892
                                ======== ========= ========= =========

Net income per share - basic      $0.19     $0.36     $0.54     $0.52
                                ======== ========= ========= =========

Net income per share - diluted    $0.19     $0.35     $0.53     $0.51
                                ======== ========= ========= =========




                 Electro Scientific Industries, Inc.

                     Analysis of FY 2007 Results
                        (Dollars in thousands)
                             (Unaudited)

                                  Three Months        Nine Months
                                      Ended               Ended
                                ------------------ -------------------
                                Mar. 3,  Feb. 25,  Mar. 3,   Feb. 25,
                                  2007     2006      2007      2006
                                -------- --------- --------- ---------
Sales detail:

 Semiconductor Group            $33,891   $40,515   $95,215   $93,653

 Passive Components Group        15,756     9,179    50,309    32,261

 Electronic Interconnect Group    9,764     6,243    33,556    23,174
                                -------- --------- --------- ---------

 Total                          $59,411   $55,937  $179,080  $149,088
                                ======== ========= ========= =========


Gross margin %                       42%       45%       42%       44%

Selling, service and
 administration expense % (a)        20%       20%       19%       23%

Research, development and
 engineering expense %               15%       16%       16%       16%

Operating income %                    7%        9%        8%        5%

Effective tax rate %                 15%      -55%       28%      -17%

Average shares outstanding -
 basic                           29,185    28,904    29,130    28,751

Average shares outstanding -
 diluted                         29,584    29,256    29,378    29,022

End of period employees             590       601       590       601

(a) Includes insurance recoveries.




                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                        (Amounts in thousands)
                             (Unaudited)

Financial Position As Of:                   Mar. 3,  Dec. 2,  Jun. 3,
                                              2007     2006     2006
                                            -------- -------- --------

Assets
Current assets:
 Cash and cash equivalents                 $ 93,589 $ 89,271 $ 79,961
 Marketable securities                      125,599  125,184  140,106
                                            -------- -------- --------
     Total cash and securities              219,188  214,455  220,067

 Trade receivables, net                      54,249   53,588   47,978
 Income tax refund receivable                   680      691    1,570
 Inventories                                 76,252   71,900   63,834
 Shipped systems pending acceptance           2,469    3,192    3,941
 Deferred income taxes                       11,640   12,104   11,982
 Prepaid and other current assets             6,556    8,250    4,410
                                            -------- -------- --------
     Total current assets                   371,034  364,180  353,782

Long-term marketable securities               6,671    3,009    9,265
Property, plant and equipment, net           44,269   45,050   43,338
Deferred income taxes, net                   11,516   10,128   13,318
Other assets                                 30,179   31,222   17,762
                                            -------- -------- --------
     Total assets                          $463,669 $453,589 $437,465
                                            ======== ======== ========

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                          $ 13,506 $ 13,298 $ 11,272
 Accrued liabilities                         27,281   25,151   24,705
 Deferred revenue                            13,474   13,244   13,321
                                            -------- -------- --------
     Total current liabilities               54,261   51,693   49,298

Shareholders' equity:
Preferred and common stock                  171,528  169,492  166,459
Retained earnings                           237,647  232,013  222,022
Accumulated other comprehensive income
 (loss)                                         233      391     (314)
                                            -------- -------- --------
     Total shareholders' equity             409,408  401,896  388,167
                                            -------- -------- --------
     Total liabilities and shareholders'
      equity                               $463,669 $453,589 $437,465
                                            ======== ======== ========


End of period shares outstanding             29,216   29,154   29,051
                                            ======== ======== ========

Total cash and investments                 $225,859 $217,464 $229,332
                                            ======== ======== ========




                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                        (Amounts in thousands)
                             (Unaudited)

Consolidated Statements of Cash Flows:               Nine Months Ended
                                                     -----------------
                                                     Mar. 3,  Feb. 25,
                                                       2007     2006
                                                     -------- --------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                          $15,625  $14,892
Adjustments to reconcile net income to net cash
provided by operating activities:
 Depreciation and amortization                         6,294    5,872
 Stock-based compensation expense                      2,151    1,014
 Tax benefit of stock options exercised                    -    1,525
 Provision for doubtful accounts                          30     (167)
 Loss on disposal of property and equipment                8       56
 Insurance recovery on damaged equipment              (1,287)       -
 Deferred income taxes                                 2,123    2,347
Changes in operating accounts:
 Increase in trade receivables, net                   (6,477) (11,796)
 Decrease in income tax refund receivable                890    8,000
 Increase in inventories                             (13,920)    (685)
 (Increase) decrease in shipped systems pending
  acceptance                                           1,472     (686)
 Increase in prepaid and other current assets         (2,118)  (1,229)
 Increase in accounts payable and other current
  liabilities                                          5,086      579
 Increase in deferred revenue                            153    2,651
                                                     -------- --------
Net cash provided by operating activities             10,030   22,373
                                                     -------- --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment             (7,089) (15,211)
Minority equity investments                          (11,000)       -
Insurance recovery on damaged equipment                1,287        -
Change in investments, net                            17,623   26,579
Increase in other assets                                 (65)  (6,633)
                                                     -------- --------
Net cash provided by investing activities                756    4,735
                                                     -------- --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and stock
 plans                                                 2,381    6,342
Tax benefit realized from share options exercise         461        -
                                                     -------- --------
Net cash provided by financing activities              2,842    6,342
                                                     -------- --------

NET CHANGE IN CASH AND CASH EQUIVALENTS              $13,628  $33,450

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD     $79,961  $61,314
                                                     -------- --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD           $93,589  $94,764
                                                     ======== ========




    CONTACT: ESI
             Chris Butterfield, 503-672-5760